PLAN OF ACQUISITION
SmallCap Blend Fund I and
SmallCap S&P 600 Index Fund

       The Board of Directors of Principal Funds, Inc., a Maryland corporation
(the "Fund"), deems it advisable that the SmallCap S&P 600 Index Fund series of the Fund ("SmallCap S&P 600 Index") acquire all of the assets of the
SmallCap Blend Fund I series of the Fund ("SmallCap Blend I") in exchange for the assumption by SmallCap S&P 600 Index of all of the liabilities of
SmallCap Blend I  and shares issued by SmallCap S&P 600 Index which are thereafter to be distributed by SmallCap Blend I pro rata to its shareholders in complete liquidation and termination of SmallCap Blend I and in exchange for all of SmallCap Blend I's outstanding shares.
       SmallCap Blend I will transfer to SmallCap S&P 600 Index, and SmallCap
S&P 600 Index will acquire from  SmallCap Blend I, all of the assets of
SmallCap Blend I on the Closing Date and will assume from SmallCap Blend I all of the liabilities of SmallCap Blend I in exchange for the issuance of the number of shares of  SmallCap S&P 600 Index determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of  SmallCap Blend I in complete liquidation and termination of  SmallCap Blend I and in exchange for all of  SmallCap Blend
I's outstanding shares.   SmallCap Blend I will not issue, sell or transfer
any of its shares after the Closing Date, and only redemption requests received by  SmallCap Blend I in proper form prior to the Closing Date shall be fulfilled by  SmallCap Blend I.  Redemption requests received by SmallCap
Blend I thereafter will be treated as requests for redemption of those shares of SmallCap S&P 600 Index allocable to the shareholder in question.
       SmallCap Blend I will declare, and SmallCap S&P 600 Index may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
       On the Closing Date, SmallCap S&P 600 Index will issue to SmallCap
Blend I a number of full and fractional shares of SmallCap S&P 600 Index, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of SmallCap Blend I.  The aggregate value of the net assets of SmallCap Blend I and SmallCap S&P 600
Index shall be determined in accordance with the then current Prospectus of
SmallCap S&P 600 Index as of close of regularly scheduled trading on the New
York Stock Exchange on the Closing Date.
       The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management Corporation,
680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m. Central Time on November
21, 2008, or on such earlier or later date as fund management may determine.
The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
       In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b)
trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for SmallCap S&P 600 Index or
SmallCap Blend I to fairly determine the value of its assets, the Closing
Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
       As soon as practicable after the Closing, SmallCap Blend I shall (a)
distribute on a pro rata basis to the shareholders of record of SmallCap
Blend I at the close of business on the Closing Date the shares of SmallCap
S&P 600 Index received by SmallCap Blend I at the Closing in exchange for all of SmallCap Blend I's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.
       For purposes of the distribution of shares of SmallCap S&P 600 Index to shareholders of SmallCap Blend I, SmallCap S&P 600 Index shall credit its books an appropriate number its shares to the account of each shareholder of
SmallCap Blend I. No certificates will be issued for shares of SmallCap S&P
600 Index. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of
SmallCap Blend I, shall be deemed for all purposes of the Fund's Articles of
Incorporation and Bylaws to evidence the appropriate number of shares of
SmallCap S&P 600 Index to be credited on the books of SmallCap S&P 600 Index in respect of such shares of SmallCap Blend I as provided above.
       Prior to the Closing Date, SmallCap Blend I shall deliver to SmallCap
S&P 600 Index a list setting forth the assets to be assigned, delivered and transferred to SmallCap S&P 600 Index, including the securities then owned by
SmallCap Blend I and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by SmallCap
S&P 600 Index pursuant to this Plan.
       All of SmallCap Blend I's portfolio securities shall be delivered by
SmallCap Blend I's custodian on the Closing Date to SmallCap S&P 600 Index or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of SmallCap S&P 600 Index or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from SmallCap Blend I's account at its custodian to SmallCap S&P
600 Index's account at its custodian. If on the Closing Date SmallCap Blend I is unable to make good delivery to SmallCap S&P 600 Index's custodian of any of SmallCap Blend I's portfolio securities because such securities have not yet been delivered to SmallCap Blend I's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and SmallCap Blend I shall deliver to SmallCap S&P 600 Index's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to SmallCap S&P 600 Index, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by SmallCap S&P 600 Index.
       This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of SmallCap Blend I and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of SmallCap Blend I no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of SmallCap Blend I.
       Except as expressly provided otherwise in this Plan, SmallCap Blend I will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the 9th day of
September, 2008.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired
Fund:
SmallCap Blend Fund I

By: /s/ Nora Everett
Nora Everett, President

PRINCIPAL FUNDS, INC.
on behalf of the following Acquiring
Fund:
SmallCap S&P 600 Index Fund

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President